                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                         Garden Fresh Restaurant Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   365235100
                       --------------------------------
                                (CUSIP Number)

                                   12/31/00
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed

      [_] Rule 13d-1(b)
      [_] Rule 13d-1(c)
      [_] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 pages
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-----------------------                                  ---------------------
 CUSIP NO.  365235100              13G                     PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Michael P. Mack
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          317,295
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          317,295
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      317,295
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

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Schedule 13G
Michael P. Mack (cont.)


Item 1
       (a)      Name of Issuer:  Garden Fresh Restaurant Corp.

       (b)      Address of Issuer's Principal Executive Offices:

                17180 Bernardo Center Drive
                San Diego, CA 92128
Item 2
       (a)      Name of Person Filing:

                Michael P. Mack

       (b)      Address of Principal Business Office, or, if none, Residence:

                c/o Garden Fresh Restaurant Corp.
                17180 Bernardo Center Drive, San Diego, CA 92128

       (c)      Citizenship:  United States

       (d)      Title of Class of Securities:  Common Stock, $.01 par value

       (e)      CUSIP Number:  365235100


Item 3.        Status of Person Filing:

               Not applicable.


Item 4.        Ownership.

               (a) Amount Beneficially Owned:

                   317,295 shares

               (b)  Percent of Class:  5.6%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote:

                          317,295 shares

                    (ii)  shared power to vote or to direct the vote:

                          -0- shares

                    (iii) sole power to dispose or to direct the disposition
                          of:

                          317,295 shares

                    (iv) shared power to dispose or to direct the disposition of:

                          -0- shares


                               Page 3 of 6 pages
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Schedule 13G
Michael P. Mack (cont.)



                               Page 4 of 6 pages
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Schedule 13G
Michael P. Mack (cont.)

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /tm/

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

        Not applicable.

Item 8. Identification and Classification of Members of the Group

        Not applicable.

Item 9. Notice of Dissolution of the Group

        Not applicable.

Item 10. Certification


(a)  Not applicable.

(b) Be signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.




                               Page 5 of 6 pages
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Schedule 13G
Michael P. Mack (cont.)


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 22, 2001

                                                    Date

                                       /s/ Michael P. Mack
                                       ------------------------------------
                                                    Signature


                                       Michael P. Mack
                                       ------------------------------------
                                                                 Name/Title





                               Page 6 of 6 pages